Mail Stop 4561

      February 10, 2006

Mr. Randall D. Miles
Chairman and Chief Executive Officer
Lion, Inc.
4700 42nd Avenue SW, Suite 430
Seattle, WA 98116

      Re:	Lion, Inc.
   Form 10-KSB/A for the Fiscal Year Ended
   December 31, 2004
Filed February 9, 2006
		File No. 000-25159

Dear Mr. Miles:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



							Kathleen Collins
							Accounting Branch Chief


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Suk Won Park
Korea Thrunet Co., Ltd.
January 19, 2006
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